Exhibit 14

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Ohio National Fund, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form N-14 under the Securities Act of 1933 our report on Ohio National Fund, Inc. dated February 18, 2013. We also consent to the references to our firm under the headings “Financial Highlights” in this Registration Statement.

/s/ KPMG LLP

Columbus, Ohio

October 30, 2013